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                                                                              EXHIBIT 12

                                            Pacific Telecom, Inc.
                              Computation of Ratio of Earnings to Fixed Charges
                                        (Dollar amounts in millions)

                                    Nine Months
                                      Ended
                                   September 30,             Year Ended December 31,
                                                  ___________________________________________
                                        1994       1993     1992      1991     1990     1989
                                   _____________  ______   ______    ______   ______   ______
Earnings, as defined*:
Income from continuing operations
    before income taxes                 $94.9    $ 82.9    $ 99.8    $120.4   $137.5   $104.6


Add:
  Fixed charges                          37.4      59.5      63.2      67.7     49.2     40.0
  Equity losses of less than 50%
    owned persons                           -         -       0.9       0.5      0.7      0.1
  Minority interest                       0.8       0.6       0.1       2.0      4.0       -
                                        _____     _____     _____     _____    _____    _____

    Total earnings                     $133.1    $143.0    $164.0    $190.6   $191.4   $144.7
                                        _____     _____     _____     _____    _____    _____
                                        _____     _____     _____     _____    _____    _____

Fixed charges:
    Interest                            $26.6     $44.3     $52.1     $55.0    $40.1    $30.0
    Interest portion of rental expense   10.8      15.2      11.1      12.7      9.1     10.0
                                         ____      ____      ____      ____     ____     ____

    Total fixed charges                 $37.4     $59.5     $63.2     $67.7    $49.2    $40.0
                                         ____      ____      ____      ____     ____     ____
                                         ____      ____      ____      ____     ____     ____

Ratio of earnings to fixed charges        3.6       2.4       2.6       2.8      3.9      3.6
                                         ____      ____      ____      ____     ____     ____
                                         ____      ____      ____      ____     ____     ____

*  For the purpose of computing these ratios, "earnings" represents the aggregate of (a) income from continuing  operations before income taxes, (b) fixed charges, (c) equity losses of less than 50% owned persons and (d) minority interest.  Equity losses of less than 50% owned persons are added to income from continuing operations before income taxes since the Company does not guarantee the debt of such persons.  "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.
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